Exhibit 10.21

AllDigital Holdings, Inc.

Amended and Restated

Board of Directors Compensation Plan

(Effective as of April 2, 2015)

Retainers

Each independent director will receive the following upon initial appointment or election to the Board of Directors of AllDigital Holdings, Inc. (the “Company”):

•	An option to purchase 50,000 shares of the Company’s common stock, at an exercise price equal to the closing bid price on the date immediately prior to the appointment date; and vesting over a period of 4 years, with 1/4th of the shares of the Company’s common stock underlying the options vesting on the one year anniversary of the grant and 1/36th of the remaining options vesting over the succeeding three year period. The options have a term of ten years.

Each independent director serving on the Board of Directors of the Company will receive the following upon each annual anniversary of the date he or she was initially appointed or elected date to the Board of Directors of the Company:

•	An option to purchase 50,000 shares of the Company’s common stock, at an exercise price equal to the closing bid price on the date immediately prior to the appointment date; and vesting over a period of 4 years, with 1/4th of the shares of the Company’s common stock underlying the options vesting on the one year anniversary of the grant and 1/36th of the remaining options vesting over the succeeding three year period. The options have a term of ten years.

Meeting Expenses

The Company will reimburse all directors for their reasonable and accountable expenses incurred in connection with attending Board of Directors and Committee meetings.